Filed Pursuant to Rule 433 Dated September 18, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A ETF Linked Securities

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the U.S. Global Jets ETF due October 4, 2029

Term Sheet to the Preliminary Pricing Supplement dated September 18, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure	U.S. Global Jets ETF (the “Fund”) (Bloomberg Ticker: JETS)
Fund Underlying Index	U.S. Global Jets Index
Pricing Date*	September 30, 2026
Issue Date*	October 5, 2026
Face Amount (Original Offering Price)	$1,000 per security
Automatic Call Feature

If the fund closing price of the Fund on any call date (including the final calculation day) is greater than or equal to the call threshold price, the securities will be automatically called for the face amount plus the call premium applicable to the relevant call date.

Call Dates* and Call Premiums	Call Date†	Call Premium††
	October 5, 2027	At least 11.85% of the face amount
	April 5, 2028	At least 17.775% of the face amount
	October 5, 2028	At least 23.70% of the face amount
	April 5, 2029	At least 29.625% of the face amount
	October 1, 2029 (the “final calculation day”)	At least 35.55% of the face amount
† Subject to postponement †† The actual call premium applicable to each call date will be determined on the pricing date.
Call Settlement Date	Three business days after the applicable call date, subject to postponement; provided that the call settlement date for the last call date is the stated maturity date.
Maturity Payment Amount (per security)

If the securities are not automatically called, which means the ending price is less than the threshold price, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

$1,000 minus:

Stated Maturity Date*	October 4, 2029, subject to postponement
Starting Price	The fund closing price of the Fund on the pricing date
Ending Price	The fund closing price of the Fund on the final calculation day
Call Threshold Price	90.00% of the starting price
Threshold Price	90.00% of the starting price
Buffer Amount	10%
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419TYS1 / US06419TYS13
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

**  In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

Hypothetical Redemption Amount at Maturity
Fund
First Call Date (Call Premium: 11.85%)
Second Call Date (Call Premium: 17.775%)
Third Call Date (Call Premium: 23.70%)
Fourth Call Date (Call Premium: 29.625%)
Fifth Call Date (Call premium: 35.55%)
Fifth Call Date (Call Premium: 35.55%)
Fourth Call Date (Call Premium: 29.625%)
Third Call Date (Call Premium: 23.70%)
Second Call Date (Call Premium: 17.775%)
First Call Date (Call Premium: 11.85%)
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-75%
-50%
-25%
-10%
0%
25%
50%
Hypothetical Percentage Change in the Fund Closing Price from Pricing Date to the Applicable Call Date

*** Assumes the call premiums are equal to the minimum of their call premiums specified herein.

If the securities are not automatically called, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount and will lose some, and possibly up to 90.00%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date exceeds the starting price by significantly more than the percentage represented by such call premium. You will not participate in any appreciation of the Fund beyond the applicable call premium.

If the securities priced today, the estimated value of the securities would be between $926.34 (92.634%) and $956.34 (95.634%) per security. See “Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/9631/000183988226046300/bns_424b2-31371.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, underlier supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called, You Will Lose Some, And Possibly Up To 90.00%, Of The Face Amount Of Your Securities At Stated Maturity.

●No Periodic Interest Will Be Paid On The Securities.

●The Potential Return On The Securities Is Limited To The Call Premium.

●The Return On The Securities May Change Significantly Despite Only A Small Difference In The Degree Of Change In The Ending Price of the Fund Relative To The Starting Price.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Price Of The Fund Or Its Constituent Stocks Changes, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Fund

●Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of the Fund And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Fund.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.

●We, The Agents And Our Or Their Respective Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Management And Liquidity Risks Associated With A Fund.

●Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

●The Securities Are Subject To Risks Associated With The Airline Industry.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

Risks Relating to Canadian and U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear: Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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